EXHIBIT 99.1

[LOGO OF NOBEL LEARNING COMMUNITIES]

Contact:  George Bernstein,

 President and CEO

 (484) 947-2000

For Immediate Release

NOBEL LEARNING COMMUNITIES, INC. ANNOUNCES

ADDITIONS TO ITS BOARD OF DIRECTORS

West Chester, PA, February 11, 2004—Nobel Learning Communities, Inc. (NASDAQ: NLCI), a leading for-profit provider of education and school management services for the pre-elementary through 12th grade market, today announced that the Company has increased the size of its Board of Directors from seven to nine and has filled the two additional Board seats with independent directors.

Terry Crane, Ed.D. has been elected to the Board as the non-executive Chairman of the Board of Directors of Nobel Learning Communities, Inc. Dr. Crane currently serves in various leadership capacities within the education industry, including as a trustee for the National Education Association Foundation and the Western Governors University and a Director of AlphaSmart and Questia. She serves as the Senior Education Advisor to Infotech Strategies educational technology consulting practice.

From 2000 to 2003, Dr. Crane was Vice President, Information and Education Products at America Online. Prior to that, she was President of Jostens Learning Corporation and its successor company, Compass Learning. Dr. Crane also held various positions with Apple Computer, including Senior Vice President, Education of Americas, and was a corporate officer as Apple Computer’s Senior Vice President, Worldwide Strategic Market Segments. Dr. Crane started her career as an elementary school classroom teacher. Dr. Crane has an Ed.D. and M.Ed. from the University of North Texas and received her undergraduate degree from the University of Texas.

Ralph Smith has also been elected to the Board of Directors of Nobel Learning Communities, Inc. Mr. Smith is Senior Vice President of The Annie E. Casey Foundation, a private philanthropy dedicated to helping build better futures for disadvantaged children in the United States.

From 1975 to 1997, Mr. Smith was a member of the faculty of the Law School of the University of Pennsylvania, teaching corporate law, securities regulations, and education law and policy. He has served as counsel to the Congressional Black Caucus and as cooperating attorney for the NAACP, the Center for Constitutional Rights, and the National Conference of Black Lawyers. Mr. Smith has also held a number of senior leadership positions for the School District of Philadelphia, including chief of staff and special counsel.

Mr. Smith received his undergraduate degree from Loyola University of Los Angeles, a J.D. from the University of California, and served as a Teaching Fellow and LLM/SJD candidate at Harvard University.

David Warnock, Chairman of Nobel Learning Communities’ Nominating Committee, stated, “We are pleased to add two people to our Board who have such broad, diverse, and successful backgrounds in the field of education. These additions will help Nobel Learning Communities, Inc. become both a market leader and a thought leader in the education industry.”

George Bernstein, the Company’s President and Chief Executive Officer, commented: “The addition of Terry Crane and Ralph Smith complete our objective to add world class talent to Nobel Learning Communities, Inc. This process began with the building of our new executive team and has now continued through the addition of a non-executive Chairman and Board member with significant education industry leadership and a focus on children. The breadth of experience of our entire Board will help guide Nobel Learning Communities to deliver higher returns to the parents of the children we educate and to our stockholders.”

Nobel Learning Communities, Inc. operates 172 schools in 14 states consisting of private schools and charter schools, pre-elementary, elementary, middle, specialty high schools, and schools for learning challenged children clustered within established regional learning communities.

Except for historical information contained in this press release, the information in this press release consists of forward looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Potential risks and uncertainties include changes in market demand, market condition and competitive activities, and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in NLCI’s filings with the SEC. These statements are based only on management’s knowledge and expectations on the date of this press release. NLCI will not necessarily update these statements or other information in this press release based on future events or circumstances.

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